Exhibit 99.7

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EDITED TRANSCRIPT

PRGO—Perrigo Co to Acquire Elan Corporation PLC Conference Call

EVENT DATE/TIME: JULY 29, 2013 / 12:30PM GMT

OVERVIEW:

On 07/29/13, DRX.I reported that Perrigo Company and Co. have entered into a definitive agreement, under which Co. will be acquired by new holding co. incorporated in Ireland. Cash and stock transaction is valued at approx. $8.6b or $6.7b, net of cash.

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CORPORATE PARTICIPANTS

Art Shannon Perrigo Company—VP, IR & Communication

Joe Papa Perrigo—Chairman & CEO

Kelly Martin Elan Corporation PLC—Executive Director & CEO

Judy Brown Perrigo—CFO

Nigel Clerkin Elan Corporation PLC—EVP and CFO

CONFERENCE CALL PARTICIPANTS

David Risinger Morgan Stanley—Analyst

Jamie Rubin Goldman Sachs—Analyst

Gregg Gilbert BofA Merrill Lynch—Analyst

Randall Stanicky Canaccord Genuity—Analyst

Louise Chen Guggenheim Securities LLC—Analyst

Chris Schott JPMorgan—Analyst

Annabel Samimy Goldman Sachs—Analyst

Jason Gerberry Leerink Swann & Company—Analyst

Elliot Wilbur Needham & Company—Analyst

David Buck Buckingham Research—Analyst

Vincent Meunier Exane BNP Paribas—Analyst

Linda Bolton-Weiser B. Riley & Company—Analyst

Brett Gibson JPMorgan—Analyst

PRESENTATION

Operator

Good morning. My name is Vanessa, and I will be your conference operator today. At this time, I would like to welcome everyone to the Perrigo conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session.

(Operator Instructions)

Thank you. I would now like to turn the call over to Mr. Art Shannon. Please go ahead, sir.

Art Shannon—Perrigo Company—VP, IR & Communication

Thank you, Vanessa. Good morning, everyone. Thank you for joining us to discuss Perrigo Company’s acquisition of Elan Corporation. I hope you all had a chance to review our press release, which we issued earlier this morning. A copy of the press release is available on our website at Perrigo.com, and on Elan’s website at Elan.com. Also on both websites is the slide presentation for this call.

Before we proceed with the call, I’d like to remind everyone that, during the process of this call, management will make certain forward-looking statements. Please refer to the important information for investors and shareholders, and Safe Harbor language regarding these statements in our press release issued this morning, and on slides 2, 3, 4, and 5 in the accompanying investor presentation. Under IR stakeholder rules, we are under increased scrutiny between now and the close, and for those of you accustomed to our regular and open communication and disclosure, this will be a change, so please bear with us during this period. Following management’s review of the presentation, we will open the call for questions from the audience. I’d like to now turn the call over to Perrigo’s Chairman and CEO, Joe Papa.

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Joe Papa—Perrigo—Chairman & CEO

Thank you, Art, and welcome everyone, to Perrigo’s conference call announcing our acquisition of Elan Corporation, which will create an industry-leading global healthcare company. I have the pleasure of introducing Perrigo shareholders to Kelly Martin, Elan’s Executive Director and CEO; and Nigel Clerkin, Elan’s Chief Financial Officer. Also joining us on the call today is Judy Brown, Perrigo’s Chief Financial Officer.

First, this is a really great day for both Perrigo and Elan employees, patients, customers, and shareholders. This transaction was unanimously approved by the Board of Directors of both companies, and we are excited by the opportunities created through the combination of two great companies. This morning, I’d like to take the opportunity to introduce Elan shareholders to Perrigo and our story, and provide you with an overview on the rationale for this acquisition. Next, Kelly will introduce Elan. Judy will then walk through the terms of the transaction and financials, and then I’ll wrap up before we open up the call for some questions.

Beginning with slide 6, today we announced that Perrigo and Elan have entered into a definitive agreement, under which Elan will be acquired by a new holding company incorporated in Ireland. The cash and stock transaction is valued at approximately $8.6 billion, or $6.7 billion, net of cash. This transaction combines two great companies to create a global healthcare company, with an industry-leading growth profile, and with geographic scale and scope to continue building a truly differentiated business. As we’ve discussed in the past, further international expansion has been a pillar of Perrigo’s growth strategy.

After meeting the management team of Elan, we realized quite quickly how compelling this combination could be, and that it meets all of our deal criteria. It establishes a platform for further international expansion, further diversifies our business, and strengthens our financial profile. The reality is that Elan is a very unique and compelling asset, with high barriers to entry, attractive margins, and analogous to Perrigo’s core business. This transaction gives us optionality within both our international platform and the optionality of product diversification. Today, together with Elan, truly, one plus one is at least three.

Turning to slide 7, I’m going to dive a little deeper into why this is the case, and discuss our vision behind this transaction. This transaction makes perfect sense for the following key reasons. First, Perrigo will receive an escalated royalty stream from Tysabri, a rapidly-growing, high-margin blockbuster product with $1.6 billion in revenue. This biological blockbuster is highly sustainable, has high barriers to entry. Tysabri has generated a 19% compound annual growth rate over the 2008 to 2012 period. Tysabri is well positioned for future growth and has further opportunities for growth in other indications, other geographies, and for the treatment of other diseases. Tysabri is, without a doubt, one of the most important and efficacious treatment alternatives for people suffering from multiple sclerosis, a debilitating disease.

Second, the transaction will give Perrigo access to a Phase II central nervous system product that is approaching a key milestone. Third, Perrigo will receive $1.9 billion in cash from the Elan balance sheet. Fourth, we’ll have an opportunity to further enhance our international platform via an Irish legal domicile. Elan’s long-standing operating base in Dublin, Ireland, will serve as a terrific platform, and a business hub and gateway for a strategic expansion into our international markets, a goal that we have previously stated. Lastly, we anticipate this transaction will be accretive to adjusted earnings per share in 2014, and will create meaningful synergy opportunities. We expect to realize more than $150 million annually in after-tax operating expense and tax savings, as a result of this combination.

For Elan’s shareholders, Perrigo is a great partner for the future. Elan’s shareholders will receive $6.25 in cash and 0.07636 shares of New Perrigo for each Elan share. Second, from 2008 to 2012, Perrigo has achieved a 16% compound annual growth rate in revenue, and a 30% compound annual growth rate in adjusted operating income. Third, over that time period, Perrigo as a Company has improved adjusted operating margins from 13.8% in fiscal year 2008 to 21.6% in 2012. This transaction will create a combined company that enhances revenue, EBITDA, earnings growth rate, and expands margin. Finally, Perrigo has market-leading positions in infant formula, over-the-counter medications, and a growing pharmaceutical business. In summary, Perrigo brings the capabilities of a global healthcare company, and gains a value of base of operations in Europe, from which we can execute our international growth strategy, while optimizing the potential of the combined entity’s assets.

Now for the next two slides, I’d like to share a little bit more detail for Elan’s shareholders and employees. The next slide provides an overview of our past performance, and highlights some of the products in our portfolio. Turning to slide 8, Perrigo is a 125-year-old company that’s centered in western Michigan, and is a leading global provider of quality affordable healthcare products. Perrigo develops, manufactures, and distributes over-the-counter and generic prescription pharmaceuticals, nutritionals, and active pharmaceutical ingredients. The Company is the world’s largest manufacturer of OTC pharmaceutical products for the store-brand market. We currently operate in seven countries with global capabilities.

From 2008 to 2012, we have consistently delivered industry-leading financial performance. As you’ll see on slide number 9, and as I mentioned in my introduction, over that time period we have generated double-digit compound annual growth rate in revenue, adjusted operating income, and operating cash flow. Looking forward to our next fiscal year, which began in July, we anticipate continued strong performance in our store-brand product offering and prescription business. Additionally, we are excited that there are a number of important prescription products that we believe will either move or show promise to move over-the-counter in the near future. We entered this combination firing on all cylinders and are excited about the opportunity to create an industry-leading global healthcare company, with the balance sheet, liquidity, and operational structure to accelerate our global growth. I would now like to turn the call over to Kelly.

Kelly Martin—Elan Corporation PLC—Executive Director & CEO

Good morning, everybody. Joe, thank you very much. It’s a pleasure for myself to be here representing the Board of Elan and the employees of Elan, and to have the opportunity to present Elan to the Perrigo shareholders. I would like to emphasize what Joe said about the unanimous support of our Board and both Boards in moving forward with this transaction. We’ve spent a lot of time with Joe and his leadership team within our process. We can tell you that, from an Elan perspective, we think that this combination creates a one-of-a-kind entity that will have opportunities to expand globally, and frankly ride the macro wave of what’s going on broadly in healthcare around the world.

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To take a few moments and go through a number of slides, to make sure that the Perrigo shareholders are familiar with Elan and its pieces, I’d like to walk you through a number of slides, starting with slide number 10. Elan is a 40-plus-year-old Irish company that operates globally. It’s been in existence since 1969. Its shares trade on the New York Stock Exchange, as well as in Ireland. We have a number of assets, but I’d like to highlight three of them. Joe did a nice job explaining Tysabri. Tysabri is one of the leading MS therapies in the world today, and it affects many, many thousands of patients from a global point of view, and I’ll talk about that more in upcoming slides, but it’s a key asset for us, and has been for a number of years.

In addition to that, we have a pipeline asset called ELND005, it’s a small molecule. It’s currently in three Phase II studies, all for neuro-related diseases. We continue to move that forward, and again, Joe and his team, along with our team, will assess and understand that molecule more prospectively as we move through the next few months. Last but not least, in Elan over the last number of years, we have looked to link ourselves with a number of assets that, over time, could add value, either through science or pipeline or commercial and distribution.

We have a minority investment in NewBridge, which is a Middle East-North Africa sales and commercial business. Elan owns 48% of that today, and we have an option to purchase the remainder of that over the next couple of years. We own 18% of Prothena, which is a West Coast-based biologic discovery business, run by Dr. Dale Schenk, a former Chief Scientific Officer of Elan. We own 49.9% of JAI, along with our partner Johnson & Johnson, on the immunotherapeutic approach to AD. And last but not least, we own 25% of Proteostasis, which is a Boston-based small molecule proteostasis network discovery engine.

On the next slide, slide 11, drilling down a little bit into MS and how Tysabri fits into that. Again, for the Perrigo shareholders who may not be familiar with the details around MS, MS is a chronic long-term CNS disease. It’s one that affects primarily women in the late 20s to early 40s parts of their life, unfortunately. It’s a very complex disease that has multiple aspects to it.

We estimate, along with Biogen and others, that there is roughly a million patients in the world. That seems to be growing slightly in certain geographies. And from a business point of view, the MS business is about a $14 billion business. I would also point out that, of the $14 billion, almost $11 billion is in what’s called ABCRs, which is 15-plus-year-old technology. So we think, and have always thought, that Tysabri and new technologies over time, will begin to erode that large piece of revenue and move things around as different patients seek different types of therapies, based on their disease and their doctors’ advice.

On slide 12, a bit more on Tysabri. Tysabri is an asset that we had partnered many years ago with Biogen Idec. Again, for Perrigo shareholders in particular, Biogen Idec is the world’s leading MS company by far. They have a multitude of therapies across all forms of MS, all geographies, and all forms of different therapeutics, from small molecule to PEGylated molecule to biologics. I’d like to give you all confidence that Biogen does an excellent job on the commercialization of their assets across all aspects of the marketplace. Tysabri has a compelling efficacy across the board.

In particular, what’s known as JC-negative patients, we’ve intersected genetics with the application of Tysabri. For those patients who are JC-negative, which is a type of gene, and [NR-active] this drug is particularly useful for. As of the end of last year, what was reported, there was over 70,000 patients on the drug. Last but not least, particularly with biologics, biosimilars is a hot topic, it’s something discussed broadly both in the papers with regulators and commercially. We have always felt, and continue to feel, that given the risk map around Tysabri, given the particulars around this technology, that the target for Tysabri is alpha 4, given the concern — appropriate concern and focus of the regulators on safety, we view that any generic threat to Tysabri is de minimus, and something that we don’t believe will have any significant impact on this asset for many, many, many years.

On slide 13, from a business perspective, this has been a great growth asset for ourselves and Biogen, as Joe mentioned in his comments. It’s grown 19% compounded over the last years. We did about four months, five months ago a strategic transaction with Biogen, where we unwound part of our participation with Tysabri, where we took upfront cash and a royalty structure. So starting next May, 2014, we get an 18% royalty on net sales up to $2 billion, and anything over $2 billion, we would get a 25% participation. So we view this asset as one of very significant long-term cash flow, very high margin, and one that should sustain an enterprise for many years to come from both an investment point of view and a shareholder return point of view.

The last slide I’ll talk about is slide 14, again drilling down a bit more into Tysabri into the future. With Biogen, and Biogen as the lead operationally on this asset, there is currently a Phase III secondary progressive MS trial ongoing. Again, for educational purposes, secondary progressive is different from relapsing remitting, which is the current indication for Tysabri. Why that’s particularly important is, outside the US, from a label and reimbursement point of view, Biogen cannot offer this asset to secondary progressive suffering MS-ers. And should this trial be successful, which we’ll have the read out in 2015, that would obviously add that much more from a market point of view, and increase the market size outside the States as much as 20% to 25%.

Additionally, Biogen is working with a subcutaneous formulation, which would have other applications to other potential uses of Tysabri down the road. The geographic expansion that Biogen is undergoing across the board in many emerging markets and developing worlds is also an impressive part of the denominator of the opportunity from a patient point of view of Tysabri. Last but not least, just again talking a little bit about D5. D5 is a small molecule. The IP runs out to 2026, I believe. We have three Phase II trials going on. As Joe talked about in his comments, the optionality on any one, two, or three of these indications for Perrigo would be quite significant across a number of business opportunities.

Last but not least, we still own 49% of the JAI company, which owns 25% of the immunotherapeutic approach to AD. AD has been a very challenging place, as everyone knows on this call, to develop drugs. Again we don’t want to speak for Johnson & Johnson, but we can tell you that they continue to be positive on the science and the approach. And, over time, over the long haul here from a science and clinical point of view, we continue to be quite positive that in the immunotherapeutic approach to AD, there may in fact down the road be a therapeutic breakthrough, which would obviously be for the benefit of all. Those are my comments. I would look forward, along with Joe, to answering any questions you may have, and getting to introduce Elan more and more to both the Perrigo employees, the Perrigo shareholders, and team. With that, back to Joe.

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Joe Papa—Perrigo—Chairman & CEO

Thank you, Kelly, for introducing your great company and the blockbuster drug Tysabri to Perrigo employees and shareholders. At this point I will turn the call over to Judy Brown to discuss the details of the transaction, and the details of our financing structure. So, Judy?

Judy Brown—Perrigo—CFO

Thank you, Joe. So, moving onto slide 15, let me show you here some more information about the transaction structure and terms. The transaction values Elan shares at $16.50, based upon the closing price of Perrigo shares on July 26, 2013. This represents a premium of approximately 10.5%, compared to Elan’s closing price this past Friday, the last trading day prior to this announcement. The transaction valued the entire share capital of Elan at approximately $8.6 billion based on Perrigo’s closing share price last Friday. Net of cash, the transaction is valued at $6.7 billion.

Legacy Perrigo shareholders will receive one share of the new company for each share of Perrigo that they own upon closing, and $0.01 per share in cash. Legacy Elan shareholders will receive $6.25 in cash, and 0.07636 shares of New Perrigo for each Elan share. The transaction will be taxable for US federal income tax purposes to both Elan and Perrigo shareholders. Perrigo shareholders are expected to own approximately 71% of the combined company, while Elan shareholders are expected to own approximately 29%. Shares of New Perrigo will be registered with the US Securities and Exchange Commission, and are expected to trade on the New York and Tel Aviv stock exchanges. The transaction is subject to customary regulatory approval in both Ireland and the US, and certain other conditions, which I’ll get back to in a minute.

Now moving onto slide 16, you will see our financing strategy. We have secured an aggregate amount of $4.35 billion in fully underwritten bridge financing commitments from Barclays and HSBC, which, together with Perrigo cash on hand, are available to New Perrigo to finance the cash portion of the transaction, and to refinance Perrigo’s existing indebtedness, including our current term loan, private placement notes, and existing public bond. Perrigo plans to refinance and repay the bridge borrowing through new debt issuances and the use of cash on hand. Our cash flow generation profile puts us on a path to return to our historical leverage ratio of approximately 2.2 times EBITDA over the next 18 to 24 months.

Turning to slide 17, let me provide you with a deeper dive into the deal structure and conditions to close. As I noted earlier, Elan will be acquired by a new holding company, New Perrigo, based in Ireland, and will be led by Perrigo’s current leadership team. The combination is subject to the terms and conditions to be set forth in the merger document to be delivered to Elan’s shareholders. To become effective, the combination will require the approval of the majority of Elan’s shareholders, representing 75% or more of the shares that vote at the meeting. Following the approval by Elan shareholders, the sanction of the Irish High Court is required.

In addition, the normal Perrigo shareholder approval process in the US will be followed for the transaction. While New Perrigo will be legally domiciled in Ireland, we remain committed to our established infrastructure and loyal employee base around the globe. This commitment is evidenced by our increased investment in existing markets in recent years, notably our recent expansion in west Michigan, India, and Israel.

Turning to slide 18, we expect the transaction will strengthen our business and financial profile by diversifying and enhancing our revenue base, including a contribution from the highly sustainable and escalating Tysabri royalties. Touching on our pro forma capital structure, we expect to have sufficient cash on hand after monetizing the $1.9 billion in cash from Elan to close the term loan. We expect to refinance the bridge facility through a combination of term loans and senior unsecured notes. We expect that the pro forma company will have approximately $3.25 billion in debt on the balance sheet, and approximately 134 million shares outstanding based upon last Friday’s close. I am now going to turn it back over to Joe to wrap up.

Joe Papa—Perrigo—Chairman & CEO

Thank you, Judy. In closing, we have put a lot of information in front of you today. I want to try to simplify this transaction for Perrigo and Elan shareholders. This transaction allows Perrigo to meaningfully participate in the economics of a highly successful blockbuster drug, with an escalating royalty stream. Additionally, we’ll have an opportunity to further our international platform via an Irish legal domicile that will serve as an international business hub and gateway it Europe. With an operating base in Ireland, and the scale and resources of the combined company, we believe that we will be well positioned to drive strategic initiatives and investments internationally, and to continue growing our existing core markets. We expect to realize meaningful after-tax operating expense and tax savings over $150 million annually as a result of this combination, and expect an effective tax rate to migrate to approximately 17% in the first 12 to 18 months post closing.

For all these reasons, we feel that this is a compelling value for both Perrigo and Elan shareholders. Supported by a substantial and lasting royalty, the combination of these two companies is expected to produce strong pro forma cash flows to continue to support an investment grade profile. Together, the combined company will have a robust and sustainable growth outlook, and the scale and scope to establish a further platform for international expansion.

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In closing, we’re extremely excited about this business combination, and welcome all the Elan shareholders to the Perrigo family. Through this financially compelling combination, New Perrigo becomes a premier global healthcare company, with the geographic scale and scope to further build our platform to continue building a truly unique and differentiated business. With that, I’d now like to open it up for questions. Operator, I’d like to remind all the analysts that we’d like to limit it to one question per analyst. Thank you. Operator, open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of David Risinger from Morgan Stanley.

David Risinger—Morgan Stanley—Analyst

Congrats on the deal. I was just hoping that you could provide some more clarity on the synergies. So maybe, Judy, you could provide a little bit more detail on any operating synergies, and how you are achieving the tax synergies? And also whether you are considering any divestitures. Thank you very much.

Joe Papa—Perrigo—Chairman & CEO

Judy why don’t you take that question on the operational tax synergies?

Judy Brown—Perrigo—CFO

Great. Thank you David. Synergies. We quoted this morning that we expect to have more than $150 million of recurring after tax annual operating expense and tax savings. From an operating perspective, our focus is on thinking about redundant public company costs, optimizing back office support. So it’s really taking what the teams are doing together individually today, and thinking about how they can do that more effectively together, and thinking about how we more effectively manage global R&D across the globe. Additionally, there will be tax savings that are going to be inherent in this, because the combined company will be incorporated in Ireland, and through effective operational and capitalization structure, we’ll be able to realize ongoing synergies on that front, as well. So those are really the big buckets of savings that are going comprise $150 million starting point, and we expect to be able obviously as we continue to grow and expand, to get additional growth off of that. That’s the breakdown of the synergy.

Joe Papa—Perrigo—Chairman & CEO

Next question.

Operator

Your next question comes from the line of Jamie Rubin from Goldman Sachs.

Jamie Rubin—Goldman Sachs—Analyst

Congratulations, as well. Joe, I’m not quite sure I understand why you want to keep the Tysabri royalty, and get into the global R&D business. That doesn’t seem to be your core competency. Why not sell it, take the cash, use the cash to acquire businesses that fit strategically with consumer OTC and generic? So if you could talk about that. And also, just curious to know what you expect for the impact on Tysabri for the new oral drugs? Just noted that this quarter Tysabri was weak due to the launch of Tecfidera as well as internationally from Gilenya. So maybe if you could talk a little bit about how you see that franchise playing out? Thanks very much.

Joe Papa—Perrigo—Chairman & CEO

Sure. Jamie, first on the Tysabri question, we view Tysabri as a great asset, as we specified, the $1.6 billion asset growing, a compounded growth rate of 19% for the last four years, so we’re very excited about that. The other comment clearly is escalating royalty going from 12% to 18%. If you just took the $1.6 billion with 18% royalty flat, even, you’d have $288 million type of royalty for the future. We think that’s clearly a very significant part. It is a great contributor of cash for the company.

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We’re excited about the Tysabri asset. I this we clearly will continue to look at maximizing shareholder value, but for right now, we think it’s a great asset and one that we think is important to us for the future. On the question of the recent data, we clearly have followed the Biogen results and we assessed that data. We have gone through the forecast and we’re very comfortable with the forecast based on our expectations for price, volume, new product introductions, as we assess the Tysabri asset over the long-term. We feel very comfortable, we have taken a look at those numbers as we’ve come to our final evaluation of this business. Operator, our next question?

Operator

Your next question comes from the gain of Gregg Gilbert from Bank of America-Merrill Lynch.

Gregg Gilbert—BofA Merrill Lynch—Analyst

Judy, can you comment on pro forma leverage ratio and then the flexibility for future deals after closing? And for Joe I have a question that might be part Perrigo, part industry. The tax and financial benefits of this deal are pretty clear, but the substance of which you’re buying clearly has little do with your core business, or the acquisition criteria you described previously. My question is whether investors should expect a future focus on branded pharm and biotech, or do you view this deal as more of a financial enabler for what you were already seeking to do? And it didn’t matter if it had Tysabri, or if Elan made staplers or something totally different? Thanks.

Judy Brown—Perrigo—CFO

I’ll start off Gregg. You know how I love to talk about the balance sheet.

Gregg Gilbert—BofA Merrill Lynch—Analyst

Yes.

Judy Brown—Perrigo—CFO

So as I noted when we are through the closing process, we expect to have a balance sheet that has $3.25 billion of debt on it. However with our ongoing legacy Perrigo contributions, plus the attractive contribution from Elan, we will still only be at approximately 3.2 times leverage ratio. That’s on a growth basis. Net will be projected to be something 3 or lower, high 2s. Then we plan, with the attractive cash flow generation, to be able to delever very quickly. Because our comfort zone is more 2, 2.2 times, which is kind of where we are today, as we exited fiscal 2013, as you know. So the plan is, delever rapidly and get to a place in 18 to 24 months where we are down to that 2 times, 2.2 times leverage ratio, and able to completely get back to our normal cadence of growth through M&A and returning value to shareholders. So I look at that, and say it leads in quite nicely to Joe’s comments here, which I am certain are going to be around our continued cadence and strategic expansion.

Joe Papa—Perrigo—Chairman & CEO

Gregg, I understand your question. I would just simply say that I remind you that one of the commentaries we’ve been talking about really for the last probably three or four years now is that we’ve got a great business model. It is more focused on the selected countries at this point, US, UK, Canada, Mexico, Israel. And what we’ve always stated is a desire to get into a more international platform, to go global, and we feel that as that, part of our strategic imperative is very important. We felt that the Elan organization can provide tremendous merit for us as we go to a more globalized company. Certainly there are operational and tax synergies, as you mentioned, but really, more importantly, this is opportunity to expand our international platform that really we think is the most important part of the strategic imperative for us.

Number two, beyond that commentary though, we certainly know that, as Judy says, there is opportunity to really create a hub in Ireland for us, as we look to expand into Europe. The fact that the Tysabri asset is a very significant and escalating product with an escalating royalty stream, I should say, was clearly an important part of how we looked at it. So here we are, and very simply stated, we’re going to be able to further our international platform, number one. We’re going to have a great financial asset in Tysabri relative — or business asset in Tysabri relative to what we are trying to accomplish. It’s going to be accretive to our growth rate and revenue. It’s going to be accretive to our earnings per share.

So we’re sitting here saying, this makes a lot of sense for us. As we continue to look to Judy’s comments about what we’re going to do with the balance sheet, we continue to look to the next wave of transactions for the future. We’ll be doing it from a very strong position. For those reasons, we like this asset, and we think Kelly and his team have just done an outstanding job building this asset, and we’re excited what it means for Perrigo for the future. Next question.

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Operator

Your next question comes from the line of Randall of Canaccord Genuity.

Randall Stanicky—Canaccord Genuity—Analyst

If I invested this morning, is the message is that you are getting into brands and biologics outside the US, or is the message that we’re going to stay with the over-the-counter and use this platform to expand internationally?

Joe Papa—Perrigo—Chairman & CEO

The message is that we are looking at continuing to expand internationally with our core business. That is absolutely very clear. This asset provides — the Tysabri royalty stream provides a tremendous way to help us to expand and to drive our earnings per share. But clearly, Randall, does it also provide ability to diversify business? The answer to that is true. There is a diversification of business. I don’t want anyone to think that we’re going to start spending billions of dollars in R&D for the next biologic right now. I think we find ourselves with an option on a very important Phase II trial that will come up on a milestone. Once we hit that milestone, we’ll make a decision how best to monetize it for the shareholders of our new Perrigo.

Randall Stanicky—Canaccord Genuity—Analyst

In terms of the infrastructure you have over there right now, how much more do you need? Do we need several more deals to build up into something you could call a commercial selling arm, or does this, along with some of the assets you have from Rosemont and some of the other [HRAs], does that give you enough?

Joe Papa—Perrigo—Chairman & CEO

I think I would say, Randall, that this — what we require with Elan, plus what we have today, gives us — as you know we have also already filed a number of drugs for European approval. I think that creates a very nice position for us. There clearly is more that we think we can do in Europe, as we look not just to the next 6 months or 12 months, but into the next 24 and 36 months. We think there is more we can do for the future in Europe with our current platform of existing products, but also what we are acquiring here today. And as led by, as Judy mentioned, the operational and tax synergies that we have as a business. I guess we could probably summarize by saying that we really view this as an enabler for us, relative to the future opportunities we see, that continue to grow this business internationally.

Operator

Your next question comes from the line of Louise Chen from Guggenheim.

Louise Chen—Guggenheim Securities LLC—Analyst

A few quick ones. First, on the tax rate, any potential to go below 17% over time, and if so, how long might that take? Then potential risk on deal close and more specific on the timing. Lastly on the accretion, you had mentioned 2014, but was that calendar or fiscal? Thank you.

Joe Papa—Perrigo—Chairman & CEO

Judy, why don’t you take that question?

Judy Brown—Perrigo—CFO

I’ll go in reverse order. Let me talk about accretion first. Great questions. We said immediately accretive to 2014. The answer is both. It’s accretive in fiscal 2014, but the real accretion will kick in, in the second half of calendar 2014, so it really is, the answer is both. So you can plan to see contribution from the combined business in the full year.

On the tax question, we said high-teens, approximately 17%. Is there opportunity, and that’s in the first 12 to 18 months by the way, on the combination of the footprint of the two companies. Do we see that having the opportunity to lower over time? The answer also would be yes.

That takes a variety of factors into play, but suffice it to say, the key is, as we have talked about in previous acquisitions, as is the MO, the modus operandi of Perrigo is to grow through adding new legs to the stool. We have continued to diversify our business over the last years. You have seen the types of tuck-ins we’ve done, you’ve seen the types of transactions we’ve done. Similarly, we would like to continue on that path doing transactions, and we’ll be able to do that from a base down in Ireland, which would then therefore give us the opportunity as we grow internationally to lower the rate over time.

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Joe Papa—Perrigo—Chairman & CEO

Thank you, Judy. Operator, next question?

Operator

Your next question comes from the line of Chris Schott from JPMorgan.

Chris Schott—JPMorgan—Analyst

Just actually a couple of questions for Kelly Martin. Based on the press reports, it appears that there were multiple players looking at your asset. Could you just elaborate how you selected Perrigo? Was this purely based on initial price, or were there other factors in regards to Perrigo’s core business and longer-term strategy? The second question is with regards to secondary progressive opportunity, can you talk a little bit about the size of that market, if you were to get positive data there in another few years? Thanks very much.

Kelly Martin—Elan Corporation PLC—Executive Director & CEO

Sure. Thanks. I’ll start with the second part. Broadly speaking, secondary progressive is the latter part of the MS cascade. The estimates are that there is an additional 20% or more patients who suffer from SPMS. Every MS drug to date has failed SPMS trials. Again, you don’t know until you see the data, but I think all the discussions Elan and Biogen have had in the past, the mechanism of action and the target of Tysabri, we would hold cautious optimism that this could have an impact, effective impact on SPMS patients. For instance in Europe, that would expand again the denominator by 20% to 25%, as far as potential patients who would benefit from the drug. So it’s quite meaningful from a patient point of view, and obviously ultimately from a business point of view.

The first part of your question, again, this has been a very systematic approach by the companies, led by the Board with complete alignment and support by myself and entire Elan management team. We had many different discussions. A lot of people recognized the potential strategic value of the platform that Elan had built, and a lot of people recognized the very long-term exceptional high-margin income and cash flow from Tysabri. I’d say there were three aspects of the decision-making progress by our Board.

One was obviously overall value. Fair value for Elan shareholders, and also, because any deal would have involved equity, fair value for the purchaser, because our aligned goal is for the combined entity, as Joe said very well, that one plus one would equal way more than two, and we believed that was important. Second was leadership. It was view of our Board, Bob Ingram, the Chairman, and myself, and the rest of the Board, that if you look at the accomplishments of Joe as an executive and his leadership team over the last six or seven years, they have executed almost flawlessly, built value.

As Judy went through, the tuck ins, the additions to their business have been extremely well-orchestrated. If you think intermediate to long-term macro-wise around the world, extending their business model globally, we would think would add enormous opportunity for shareholder value down the road. It was broadly valued, clearly leadership, CEO leadership and executive team demonstration of ability to execute, and thirdly, a strategic direction of the business. As I said in my comments, if you add the Elan assets with the overall business model, with the underlying macro massive trends that Perrigo is involved with, we think one plus one is way more than two, and frankly, positions this combined entity to enjoy growth across multiple segments of the broad healthcare market.

Joe Papa—Perrigo—Chairman & CEO

Thank you. Operator, next question?

Operator

Your next question comes from the line of Annabel Samimy from Stifel.

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Annabel Samimy—Goldman Sachs—Analyst

So going back to what you said about the business rationale, of this being primarily for international expansion, I guess the question to me would be, what is the rationale to keep the development program, which is clearly in a new approach to a high-risk indication, and really what is your commitment to development? Is this a new path for you?

Joe Papa—Perrigo—Chairman & CEO

I want to be clear on that question. It’s a very exciting drug that Kelly and his team has brought forth. We’re looking forward to — it’s in Phase II at this point. It’s going to hit key milestones very soon. Once we hit that milestone and get that data, then we’ll make judgment as to what we want to do at that point in terms of how best to monetize the asset for the future, but I want to be clear, we’re not going to get into the branded pharma business or biotech business. We’re going to look to see how best to monetize that asset as we look to the future, and we’ll make judgments when we get that next data point from the Phase II trials.

Annabel Samimy—Goldman Sachs—Analyst

Thanks.

Operator

Your next question comes from the line of Jason Gerberry from Leerink Swann.

Jason Gerberry—Leerink Swann & Company—Analyst

Just two quick ones. From an M&A perspective, Joe, can you talk about how you thought through maybe why not using the Israeli subsidiary that you have to enhance your ex-US expansion opportunities of the M&A? And if you can also just provide, Judy, the magnitude of accretion in dollar terms, versus the consensus at EPS for fiscal 2014 or 2015? Thanks.

Joe Papa—Perrigo—Chairman & CEO

I’ll start the first part, and Judy you can take the second part. Let’s start clearly that Israeli business for us is a very important element of what we do at Perrigo. They’ve got tremendous capabilities in research and development, as well as domestic business. But as we look to what we are doing with Elan, there were things we could accomplish by working with Elan that we were not going to be able do with Israel. I don’t want to be repetitive, but said quite simply, we felt this would give us a much stronger international growth platform for the future, relative to establishing a domicile in Ireland, and then importantly, giving us this hub or gateway go into the rest of Europe. That was clearly one important part of what we did.

The Tysabri asset, it’s a good asset. It’s a great asset for us, a great business asset for us, as we look to the future. It will be accretive to Perrigo standalone growth rate. So as we looked at that from a revenue point of view, from an EBITDA point of view, from an earnings point of view, it was very clear that this was something that could really be for the betterment of future shareholders of our Company. I think those are really the reasons we view Israel as being critically important to us for the future. Especially their capabilities in R&D, where we felt this would be a great supplement to what we were try do for our business. Obviously, I have already mentioned the operational tax synergies, so I’m not going to talk about that any further. Judy, I turn it to you for the second part of that question.

Judy Brown—Perrigo—CFO

Another great advantage of what we’ll be able to do together is terrific cash management and cash mobility, the great work of the team in Ireland and Elan have set up terrific capabilities of being able to utilize global cash, and that will also be a critical function and value driver for us as a Company on a go-forward as we think about future expansion. Hats off to the team on that. It will be a nice value contributor on a go forward basis. To the point of accretion, I guess that we’re in a very funny period now. As you all know, August 15 is our standing year-end call, where we’ll talk about Q4 2013, we’ll give guidance to fiscal 2014.

Suffice it to say that being able to give you exact percentages of accretion off of a base that we’ve disclosed yet is a bit funny time, so we’re not trying to be cagey in any way, shape, or form. As you know, we love to give tons of guidance with an obscene amount of detail, segment-by-segment, and therefore, we will do that and able to give you better color, and we’ll also be able to talk then about — in future SEC disclosures that will come with the proxy filings, et cetera, et cetera, within the next week, you will be able to get a better sense of what the pro forma financials of the Company are going to look like. Suffice it to say, we believe that the accretion contribution, as I said, there is accretion in 2014. We believe it will be smaller relative in the first half of calendar 2014 than in the second half, but that it will be meaningfully accretive for the full calendar year of 2014. More comments to come on August 15. We’ll talk about it at that time.

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Joe Papa—Perrigo—Chairman & CEO

Operator, next question?

Operator

Your next question comes from the line of Elliot Wilbur from Needham & Company.

Elliot Wilbur—Needham & Company—Analyst

A quick one for Judy, and then a follow-up as well. Judy, probing into the tax rate synergies, I’d love to hear a little bit more detail. I guess, through the first nine months of the year, Perrigo standalone accrued at something around a 28% rate, and if I look at a pro forma basis, come up with a tax rate of 23%. I guess it’s fair to say that there are in fact some operational tax synergies on the existing Perrigo pre-Elan income tax screen that ultimately gets to you that high teens rate?

Judy Brown—Perrigo—CFO

Yes, there are. That’s a great way of looking at it. This is, very simply modeling, catch everyone to Elliot’s math, think about it in this term. Joe quoted a number on the call of Tysabri revenues of $1.6 billion. He also said that starting May 1, 2014, the royalty stream to which we would be entitled kicks up to 18%, with an additional amount of 25% if sales go up to $2.5 billion globally. That is very simply, using basic math, just take 18% on $1.6 billion of sales, which is again just a starting base, and that revenue stream drops straight through to operating income, and it is a low single digit tax break, but it’s on that blended basis you are already — if you combined your projections of Perrigo standalone, plus just that stream again on standalone you’d be already in the low 20%s. Combine that with the opportunity we have to drive further tax synergy by being that combined entity, and being capitalized the way we will be on a pro forma basis, is how we have a pathway to be in the high teens, around 17%, and as I said earlier, if we continue to execute on growing the business the way we have done, we believe it can continue to go down as the continued jurisdictional mix and leverage of the structure provides additional value.

Elliot Wilbur—Needham & Company—Analyst

A quick follow-up for you Judy regarding earlier comments on EPS accretion. I understand the message is basically stay tuned, but at least relative to Street consensus for fiscal 2014, would you at least confirm at this point that in fact, the transaction is accretive to the existing Street consensus number?

Judy Brown—Perrigo—CFO

Oh Elliot, you know I don’t talk about consensus. It’s a good question, but I never comment on consensus.

Elliot Wilbur—Needham & Company—Analyst

It’s always so accurate, I’m surprised.

Judy Brown—Perrigo—CFO

Hence I never comment on consensus. Stay tuned. Not trying to be cagey. Accretive in 2014.

Joe Papa—Perrigo—Chairman & CEO

Operator, next question?

Operator

Your next question comes from the line of David Buck from Buckingham Research.

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David Buck—Buckingham Research—Analyst

A couple of quick ones first for Joe or Judy. Can you confirm the tax rate for Tysabri royalty stream is in fact, I believe it’s 1% through 2020? And can you talk about, Judy, what premium, if any, did you pay to the DCF value for Tysabri in deciding to buy Elan? In other words, what premiums did you pay for the tax structure? The interest rate on the new debt, can you tell us what that is, and what’s your thought for what the combined company debt might be after the refinance? Thanks.

Joe Papa—Perrigo—Chairman & CEO

I’m going to invite Nigel, who is here, the CFO of Elan, to comment on that first question on the tax rate for Tysabri.

Nigel Clerkin—Elan Corporation PLC—EVP and CFO

Just to confirm, the Tysabri tax rate, we estimate as 1% or less effectively, and through the balance of the decade. So you’re right on that, and Joe I’ll pass it back to you for David’s other question.

Joe Papa—Perrigo—Chairman & CEO

Second part is Dave, we’re trying to talk about the premium paid relative to the operational and tax synergies, and Judy, you want to comment on that? I don’t know if we can really say very much about that, so David, just to set it up for Judy.

Judy Brown—Perrigo—CFO

It really is the combination. Obviously there is DCF on future expectation on Tysabri royalty stream. We commented greater than $150 million synergy. We’re not going to break out the individual components but suffice it to say, we were comfortable as we enter the transaction here and talking today with the value being paid by the value creation for Perrigo shareholders on a go-forward basis, and of course, we talked quite a bit for Elan shareholders and what we believe is a meaningful opportunity for them, by holding shares of new Perrigo stock.

The last question you had was specifically with respect to interest in new debt. Maybe one last comment on the debt process. There may be some confusion because on two different slides, I say a $4.35 billion bridge, and later I say we end up with $3.25 billion debt. Let me just walk you through that, so you’re clear how that works. We have a bridge going in. We have a bridge standing here right as we talk to you today. $1.7 billion of it is cash. We have to bridge to cash, because the cash on the balance sheet of Elan doesn’t become ours until shortly after closing. So we have to bridge the cash. The rest of the bridge is for our current debt.

After that, we’re going to refi, refinance the balance sheet. It’s going to be a combination of term loans and senior unsecured notes, and what rate we expect to get on that, of course rates are going to be prevalent on that day, whenever that day is that we eventually take out the debt, but suffice it to say that we have been through the process of meeting with the rating agencies. As you know, we have been familiarizing ourselves with the rating agencies for some time, and introduced ourselves to the debt market in May, with our first ever public bond. We have been through that process. We have commented that we believe that we will continue to be an investment grade profile, and so in talking about our delevering strategies. What precise rate we will get at that date is of course depending where markets are. We believe we will be an investment grade profile at the time we finalize our balance sheet on closing day.

Operator

Your next question comes from the line of Vincent Meunier from Exane.

Vincent Meunier—Exane BNP Paribas—Analyst

Very basically, don’t you fear a change of status for Perrigo, and more specifically, increase of the risk profile of the Company, which is becoming more biotech than consumer healthcare, and the possible implications in terms of multiples? Thank you.

Joe Papa—Perrigo—Chairman & CEO

Sure. Let’s go back to our strategy. Once again, we view this as an opportunity to expand internationally. Yes, there is a significant royalty and an escalating royalty that we will receive, but we view that as being a means by which we can continue to expand our continued core business. The second comment I would say, relative to assets of Tysabri, we feel very good that it’s in the hands of a very good, very confident organization at Biogen. I had a quick conversation with the Biogen CEO. We’re excited to be working with them for the future. They are obviously the leaders in biotech, and specifically in the MS area. We’re excited, we think they’re a great company to be working with.

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On the question of where else we — the fact that we will have operational and tax synergies that’s another important point. If you just cut through all of the information, we’ve got a great royalty stream with an escalating royalty of 18%, starting next May. We’ve got tax and operational synergies of over $150 million. We think that’s going to generate some significant cash and significant revenue and significant earnings for us, as we think about the future where we can go with this business, and continue to take Perrigo into a global company. So I don’t think it’s going to change our core business and change our mindset of what we are trying to do as a company. Operator, next question?

Operator

Your next question comes from the line of Gregg Gilbert from Bank of America Merrill Lynch.

Gregg Gilbert—BofA Merrill Lynch—Analyst

I just had a couple follow ups. Joe, you’ve been bullish and remain bullish about some OTC switches that could occur in the future. My question is about the current business. We’ve seen a few months in a row of national brands growing faster than store brands in some of the categories we track. I just want to be sure there is nothing fundamentally changing there, and that’s simply sort of changes of return. A high-level question for all of you, or perhaps Joe and Judy, what are the risks that you reviewed with the Board, whether those are perceived risks or real risks, as you led up to this announcement? Thanks.

Joe Papa—Perrigo—Chairman & CEO

Sure. Let me state that we still feel very good about our core over-the-counter business. As I think, if anything, we see an acceleration of what’s happening out there in the movement of products to prescription OTC. I think all of our shareholders, and Gregg, certainly I know we’ve had conversations about the movement of Oxytrol from prescription to OTC. And while Oxytrol is not a big product, more importantly it’s really the movement of an overactive bladder product from prescription OTC, opened up the entire category of overactive bladder medications, as an example. In just a few days, we’ll also see the question posed to the FDA relative to Nasacort, whether or not a nasal steroid should also move from prescription to OTC. I think if anything, we are seeing continued acceleration in the trends and the trajectory that we see in our base business, relative to OTC. So we feel very good about that for the future, and I think we’ll have more to say about that when we get to our August call, and relative to what we’re going to say about 2014 guidance.

On the second question, it was really the question about some of the risks that we discussed with the Board. Judy, do you want to take that question, relative to?

Judy Brown—Perrigo—CFO

Sure. As with any process, you will read a lot about the process of the transaction and discussions that led there too, when the proxy comes out. Suffice it to say, we’ve had similar conversations to the questions you’re having here. The reality is that, as we talk more about the opportunity of combining forces here with the team, it became evident to our Board that we are really focusing on building upon, and not diverting away. So the key I think that you should all walk away from on this call is the after tax opportunity for combining forces, versus looking at this as somehow Perrigo is diverting away from its core businesses, that have been so meaningfully accretive over the years for shareholders. So this is building upon, and not moving away from that. We talked about that a lot at the Board, and when they began to understand the merits of the combination, as you will when you read more, I think they obviously got comfortable, and here we are today.

Joe Papa—Perrigo—Chairman & CEO

Thank you Judy. Operator, next question?

Operator

Your next question comes from the line of Linda Bolton-Weiser from B. Riley.

Linda Bolton-Weiser—B. Riley & Company—Analyst

So obviously, this tax-based reasoning for doing this deal is a large part of it. Can you just talk about if you considered other options for achieving your ends in terms of the tax aspect, or is this just what has presented itself in terms of the timing relative to you wanted do it kind of sooner rather than later? What makes this deal better than other possible deals that could have been out there? Were there other options?

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Joe Papa—Perrigo—Chairman & CEO

I’m going to back up. I want to say Linda, once again, it is clear to us that we felt we needed to go after our strategic imperative for international growth. We felt that the Elan acquisition can help us with the international growth platform that we were seeking, and continuing to expand international growth, so that was clearly one part of it. The other part of it, as we looked at the opportunity, clearly we saw a very significant asset with Tysabri and what that meant, and we also saw it to be financially compelling, relative to accretive, as Judy stated, in 2014. So that’s a nice place to be when you have accretion in the first year. Beyond that, we’ve looked at it and said, what will it do to our growth rate. In fact, it will accelerate our growth rate relative to revenue. It will accelerate our EPS growth rate. All those things together were important parts of what we looked at.

Does it have an operational and tax synergy, as mentioned in the call? The answer is yes. It’s over $150 million. However, that is not the only part of it. It is clearly this ability to go international and improve our business internationally, is what we were focused on.

So has Perrigo been thinking about this for quite some time? The answer is yes to that question. This has been something that we have been talking with different players, advisors, going back six, seven months now, we’ve been thinking about where could we do this, and how best we could do this, and as I said, as we get to know Kelly and his team and what they have done, we felt very good about the ability for us to combine our forces together. As I said, we think it’s a great day for Perrigo, not just for — and Elan shareholders, not just for today, but as we look to the future. I think operator, we have time for maybe one more question.

Operator

Your next question comes from the line of Brett Gibson from JPMorgan.

Brett Gibson—JPMorgan—Analyst

You talked several times about refinancing the existing public bonds. Can you talk about the rationale for that? Is that ratings-based or is there something else in the indentures that requires the take out? Related to that, you’ve mentioned several times investment grade profile, but you haven’t said investment grade ratings. Can you just clarify if you expect to be rated investment grade by both agencies at close? Thank you.

Joe Papa—Perrigo—Chairman & CEO

Judy, why don’t you take that question?

Judy Brown—Perrigo—CFO

Absolutely. I will take the second one first. Ratings, I can not state what the rating finally will be. The ratings will be posted on the day of the process of taking out our current balance sheet. I cannot speak on behalf of the rating agencies, but we have been through the process and have met with them. They should be entering their view on this, sometime in the next 24 hours.

So suffice it to say, we look forward to hearing their final rating at the time of pricing, but we believe that we will be moving towards investment grade, or remaining an investment grade profile company on an ongoing basis, and have stated our commitment to maintaining an investment grade profile of the company. On the question of taking out bonds, all I said was that we would be refinancing our balance sheet. We want to do the right thing for all of our future debt holders, and so are in the process of looking at the right combination of all of the term loans and senior unsecured notes that we anticipate having eventually at the pro forma balance sheet.

Brett Gibson—JPMorgan—Analyst

Okay. Thank you Judy. Thank you everyone for your interest in joining us today, and talking about Perrigo and Elan. To conclude, we think it’s a great day. We are excited about the prospect of working together with the Elan team to expand our international growth platform. We’re excited about the opportunity we see with Tysabri, in terms of escalating royalty in a very efficacious drug for MS. We are excited about what it means financially to our business, relative to being accretive in our first year. And also the ability to accelerate our growth rate, both in revenue and EPS, and as well as seeking and going and executing against $150 million-plus of operating and tax synergies. For all those reasons, we think it’s a great opportunity, and we look forward to having more to talk to you about next time we are together, which will be in the August 15 timeframe, during our earnings call. Thank you very much for joining us. Have a great day, everyone.

Operator

This does conclude today’s conference call. You may now disconnect.

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NO OFFER OF SOLICITATION

This document does not constitute an offer to sell, or an invitation to subscribe for or purchase or purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Holdco will file with the SEC a registration statement on Form S-4, each of Perrigo and Elan will file with the SEC a proxy statement and each of Holdco, Perrigo and Elan will file with the SEC other documents with respect to the transactions contemplated by the Transaction Agreement. In addition, a definitive proxy statement will be mailed to shareholders of Perrigo and Elan. INVESTORS AND SECURITY HOLDERS OF PERRIGO AND ELAN ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement (when available) and other documents filed with the SEC by Holdco, Perrigo and Elan through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Holco and Perrigo will be available free of charge on Perrigo’s internet website at www.perrigo.com or by contacting Perrigo’s Investor Relations Department at +1-269-686-1709. Copies of the documents filed with the SEC by Elan will be available free of charge on Elan’s internet website at www.elan.com or by contacting Elan’s Investor Relations Department at +1-800-252-3526.

PARTICIPANTS IN THE SOLICITATION

Perrigo, Elan, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Transaction Agreement. Information about the directors and executive officers of Elan is set forth in its Annual Report on Form 20-F for the fiscal year ended 31 December 2012, which was filed with the SEC on 12 February 2013, its Report on Form 6-K, which was filed with the SEC on 28 February 2013, its Report on Form 6-K, which was filed with the SEC on 25 April 2013 and its Report on Form 6-K, which was filed with the SEC on 5 June 2013. Information about the directors and executive officers of Perrigo is set forth in its Annual Report on Form 10-K for the fiscal year ended 30 June 2012, which was filed with the SEC on 16 August 2012, its Quarterly Report on Form 10-Q for the quarter ended 29 September 2012, which was filed with the SEC on 7 November 2012, its Quarterly Report on Form 10-Q for the quarter ended 29 December 2012, which was filed with the SEC on 1 February 2013, its Quarterly Report on Form 10-Q for the quarter ended 30 March 2013, which was filed with the SEC on 7 May 2013, and its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on 26 September 2012. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

PERRIGO CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document includes certain ‘forward looking statements’ within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of Perrigo, its expectations relating to the transactions contemplated by the Transaction Agreement and its future financial condition and performance, including estimated synergies. Statements that are not historical facts, including statements about Perrigo’s managements’ beliefs and expectations, are forward looking statements. Words such as ‘believes’, ‘anticipates’, ‘estimates’, ‘expects’, ‘intends’, ‘aims’, ‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘estimate’ and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. While Perrigo believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Perrigo’s control. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from Perrigo’s current expectations depending upon a number of factors affecting Perrigo’s business, Elan’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, the transactions contemplated by the Transaction Agreement; subsequent integration of the transactions contemplated by the Transaction Agreement and the ability to recognize the anticipated synergies and benefits of the transactions contemplated by the Transaction Agreement; the receipt of required regulatory approvals for the transactions contemplated by the Transaction Agreement (including the approval of antitrust authorities necessary to complete the transactions contemplated by the Transaction Agreement);

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access to available financing (including financing for the transactions contemplated by the Transaction Agreement) on a timely basis and on reasonable terms; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance; market acceptance of and continued demand for Perrigo’s, and Elan’s products; changes in tax laws or interpretations that could increase Perrigo’s or the combined company’s consolidated tax liabilities; and such other risks and uncertainties detailed in Perrigo’s periodic public filings with the SEC, including but not limited to those discussed under “Risk Factors” in Perrigo’s Form 10-K for the fiscal year ended 30 June 2012, in Perrigo’s subsequent filings with the SEC and in other investor communications of Perrigo from time to time.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The Perrigo directors accept responsibility for all the information contained in this document other than information relating to the Elan Group, the directors of Elan and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Perrigo directors (who have taken all reasonable care to ensure that such is the case), the information in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Barclays Bank PLC, acting through its investment bank, which is authorised by the Prudential Regulation Authority in the United Kingdom and regulated by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Perrigo and no one else in connection with the matters described herein and will not be responsible to anyone other than Perrigo for providing the protections afforded to its clients or for providing advice in relation to the matters described in this document or any transaction or any other matters referred to herein.

Citigroup Global Markets Inc, which is a member of SIPC and is a registered broker-dealer regulated by the Securities and Exchange Commission and Citigroup Global Markets Limited, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Citigroup Global Markets Inc and Citigroup Global Markets Limited, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

Davy and Davy Corporate Finance each of which are regulated in Ireland by the Central Bank of Ireland, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Davy and Davy Corporate Finance, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Elan and for no one else in relation to the matters referred to herein. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

Ondra LLP, which is regulated by the Financial Conduct Authority in the United Kingdom, is acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Ondra LLP, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

DEALING DISCLOSURE REQUIREMENT

Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan or Perrigo, all “dealings” in any “relevant securities” of Elan or Perrigo (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the “offer period” otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan or Perrigo, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

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Under the provisions of Rule 8.1 of the Takeover Rules, all “dealings” in “relevant securities” of Elan by Perrigo or “relevant securities” of Perrigo by Elan, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the “business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Rules, which can be found on the Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8 of the Takeover Rules, please consult the Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

NO PROFIT FORECAST

No statement in this document is intended to constitute a profit forecast or asset valuation for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for either Perrigo, Holdco or Elan, as appropriate. Any synergy and earnings enhancement statements in this document should not be construed as a profit forecast or interpreted to mean that Holdco’s earnings in the first full fiscal year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Perrigo and/or Elan for the relevant financial period or any other period. The bases and assumptions for the synergy numbers are set out in Appendix II of the Rule 2.5 Announcement. The synergies have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules.

GENERAL

This document should be read In conjunction with the full text of the Rule 2.5 Announcement issued by Perrigo and Elan on July 29, 2013. Appendix I o the Rule 2.5 Announcement contains the Conditions to the Implementation of the Scheme and the Acquisition; Appendix II to the Rule 2.5 Announcement contains further details of the sources of information and bases of calculations set out in the Rule 2.5 Announcement.; Appendix III to the Rule 2.5 Announcement contains definitions of certain expressions used in this document; and Appendix IV sets out the report from Ernst & Young in respect of certain merger benefit statements made in the Rule 2.5 Announcement. The Rule 2.5 Announcement has been published on a regulatory information service and will also be available on Perrigo’s website (www.perrigo.com) and Elan’s website (www.elan.com).

The release, publication or distribution of this document in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this document and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

This document has been prepared for the purposes of complying with Irish law and the Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws and regulations of any jurisdiction outside of Ireland.

This document does not constitute a prospectus or prospectus equivalent document.

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Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme document to be delivered to Elan shareholders or any document by which the Acquisition and the Scheme are made. Perrigo Shareholders and Elan Shareholders are advised to read carefully the formal documentation in relation to the transactions contemplated by the Transaction Agreement once the Scheme document has been dispatched.

Pursuant to Rule 2.6(c) of the Takeover Rules, this document will be available to Perrigo employees on Perrigo’s website (www.perrigo.com) and Elan employees on Elan’s website (www.elan.com).

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